June 22, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 5th Street N.W.
Washington, DC

Dear Sir/Madam:

We have read the Changes and Disagreements with Accountants on Accounting and Financial Disclosure as reported in the SB-2/A (File No. 333-120773) of Conspiracy Entertainment Holdings (f/k/a Lance Systems) to be filed on our around June 25, 2005 as they relate to our firm and are in agreement with the statements contained therein as they relate to our firm. We are not in a position to agree or disagree with the statements regarding any other firms.


Very Truly Yours,


/s/ HJ & Associates, LLC
HJ & Associates, LLC